Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement Nos. 333-53935, 333-55207, 33-55211, 33-55845, and 333-67600 of AmeriServ Financial, Inc. on Form S-8 and Registration Nos. 333-56604, 33-129009, 33-50225, 33-121215, and 33-120022 of AmeriServ Financial, Inc. on Form S-3 of our report dated March 2, 2009, relating to our audit of the consolidated financial statements and internal control over financial reporting, which appears in the Annual Report on Form 10-K for the year ended December 31, 2008.

/s/ S.R. Snodgrass, A.C.

Wexford, PA
March 2, 2009